Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis@otelcotel.com

Otelco to Acquire Mid-Maine Communications

ONEONTA, Alabama (April 10, 2006) - Otelco Inc. (AMEX: OTT; TSX: OTT.un), the sole wireline telephone services provider in several rural communities in Alabama and Missouri, today announced it has signed a definitive agreement to acquire Mid-Maine Communications, Inc. for approximately $37.8 million in cash.

“The acquisition of Mid-Maine is a strategically important opportunity for Otelco,” said Mike Weaver, President and Chief Executive Officer of Otelco. “Mid-Maine has similar roots to Otelco as a rural wireline telephone provider and has expanded into the larger cities in Maine. Their operations will complement our existing operations in Alabama and Missouri. More importantly, Mid-Maine has demonstrated strong financial performance and operational results, and their management team will continue to lead operations after the transaction closes. We also believe expansion opportunities exist in the New England area and that the Mid-Maine acquisition can be the catalyst for growth in this part of the country. We are very excited about this transaction and its impact on our overall performance in the future.”

Mid-Maine, located in Bangor, Maine, is a privately owned company that has provided telecommunications solutions to residential and business customers since 1994. Mid-Maine offers a complete set of voice, data and Internet services through both a regulated and non-regulated subsidiary. For the year ended December 31, 2005, Mid-Maine generated approximately $22.1 million in total revenue. This acquisition will increase Otelco’s total access lines from 32,500 to over 51,000.

Mid-Maine has invested extensively in its network, spending approximately $18 million over the past five years. In addition to operating its own tandem switch, Mid-Maine’s network encompasses 188.5 miles of fiber and four OC48 systems, as well as a state of the art network operations center.

Otelco plans to finance the acquisition through additional bank borrowings. In connection with the transaction, Otelco intends to refinance its existing senior secured credit facility and increase its size to $135 million. It is also anticipated that as part of the refinancing, the interest rate terms of the credit facility will be lowered. GE's Global Media & Communications group will act as lead arranger for the financing.

CIBC World Markets served as the exclusive financial advisor to Otelco on this transaction.

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Otelco to Acquire Mid-Maine Communications Page April 10, 2006

ABOUT OTELCO

Otelco Inc., headquartered in Oneonta, Alabama, is the sole wireline telephone services provider in several rural communities in Alabama and Missouri. The Company’s services include local telephone, network access, long distance, high-speed and dial-up Internet access, cable television and other telephone related services. With more than 38,500 access lines equivalents, which are defined as access lines, cable modems and digital subscriber lines, Otelco is among the top 50 largest local exchange carriers in the United States based on number of access line equivalents. Otelco operates five incumbent telephone companies serving rural markets, or rural local exchange carriers, each of which can trace its history as a local telecommunications provider as far back as the early 1900s. For more information, visit the Company’s web site at www.otelco.net.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.